Warsaw, IN . . . March 21, 2006 . . . (NASDAQ:BMET)

BIOMET ANNOUNCES RECORD THIRD QUARTER RESULTS

Biomet, Inc. reports record sales and earnings results today for its third quarter ended February 28, 2006.  Net sales increased 5% to $506,254,000.  Operating income increased 9% to $156,993,000 from $144,270,000 and increased 4%, on an adjusted basis, from $151,672,000.  Net income increased 10% to $106,065,000 from $96,784,000 and increased 4%, as adjusted, from $101,615,000.  Diluted earnings per share increased 13% to $0.43 from $0.38 and increased 8%, on an adjusted basis, from $0.40.

President and Chief Executive Officer Dane A. Miller, Ph.D., stated, “Biomet’s record results during the third quarter of fiscal year 2006 are attributable to continued solid sales growth for orthopedic reconstructive devices, dental reconstructive implants and internal fixation devices.  Cost of goods sold was increased by approximately $1.5 million during the quarter due to the previously announced price increase from the supplier of Biomet’s antibiotic delivery system in Europe.  Additionally, Biomet’s national branding campaign increased selling, general and administrative expenses by approximately 60 basis points during the third quarter.  We have chosen to invest in Biomet’s future growth through this awareness program and we expect the expenses associated with the national branding campaign to decrease in future quarters.”

Excluding the impact of foreign currency, net sales increased 8% worldwide.  International revenues for the third quarter increased 11%, while domestic revenues increased 6%.

Unless otherwise noted, all of the following percentages are quoted on a constant-currency basis.

During the third quarter of fiscal year 2006, reconstructive device sales increased 10% worldwide to $346,610,000.    Knee sales increased 8% in the United States during the third quarter and increased 9% worldwide.  Strong demand for Biomet’s new knee products, including total and unicompartmental systems, continued to drive growth during the quarter.

Hip sales increased 11% worldwide and in the United States during the third quarter.  Biomet’s metal-on-metal acetabular systems and titanium porous coated hip stems, as well as second-generation highly crosslinked polyethylene components, continued to receive excellent market acceptance.

Extremity sales increased 20% worldwide during the third quarter and 21% in the United States.  Dental reconstructive implant sales increased 16% worldwide and 13% in the United States during the quarter.  Sales of bone cements and accessories decreased 8% worldwide during the third quarter and decreased 10% in the United States.

Fixation sales increased 2% worldwide during the third quarter of fiscal year 2006 to $62,338,000.  Domestic fixation sales increased 1% during the quarter.  Internal fixation sales increased 15% in the United States and 7% worldwide during the third quarter.  Lorenz Surgical’s craniomaxillofacial fixation sales increased 5% worldwide during the third quarter and increased 7% in the United States.  Electrical stimulation device sales increased 1% worldwide and in the United States during the quarter.  External fixation sales decreased 10% worldwide during the third quarter and decreased 12% in the United States.

Spinal product sales increased 3% worldwide to $53,914,000 during the third quarter and increased 3% in the United States.  Sales of spinal implants and orthobiologics for the spine increased 9% worldwide and in the United States during the third quarter, while spinal stimulation sales decreased 4% worldwide and 3% in the United States.

During the third quarter, sales of the Company’s “other products” increased 8% worldwide to $43,392,000 and increased 4% in the United States.  Arthroscopy sales increased 12% worldwide during the quarter and increased 7% in the United States.  Sales of softgoods and bracing products increased 2% worldwide and 4% in the United States during the third quarter.

Dr. Miller concluded, “Biomet continues to experience market-leading growth in its reconstructive device products segment despite extremely strong previous year growth comparisons in the important knee product category.  We are pleased with the momentum of certain EBI product categories, particularly internal fixation.  In addition, electrical stimulation device sales exhibited positive growth after several quarters of declining sales, while spinal hardware and orthobiologic products for the spine experienced an acceleration in growth.  However, due to the continued strength of the U.S. dollar, we estimate that foreign currency will negatively affect fourth quarter sales by approximately $11 million.  Consequently, we remain comfortable with analysts’ sales and earnings estimates of $530 million to $540 million and $0.45 to $0.46 per share for the fourth quarter of fiscal year 2006.”

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy.  The Company’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  Some of the factors that could cause actual results to differ from those contained in forward-looking statements made in this press release include the success of the Company's principal product lines and reorganization efforts with respect to its EBI operations, the Company's ability to develop and market new products and technologies in a timely manner, government regulation, currency exchange rate fluctuations, reimbursements from third party payors, litigation, revenue and earnings estimates, and other risk factors as set forth from time to time in the Company's filings with the SEC.  The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved.  The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

All of Biomet's financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.

BIOMET, INC.

RESULTS FOR THE QUARTERS ENDED FEBRUARY 28
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended

	2006	2005	2006	2005

Net sales	$506,254	$482,023	$1,485,847	$1,376,857
Cost of sales	143,061	130,666	417,167	373,349
Cost of sales, current period impact of inventory step-up	--	7,402	--	21,806
Gross profit	363,193	343,955	1,068,680	981,702

Selling, general, & administrative	185,137	179,224	544,772	505,989
Research & development	21,063	20,461	63,182	58,543
In-process research and development	--	--	--	26,020
Operating Income	156,993	144,270	460,726	391,150

Other income, Net	2,262	2,641	2,575	2,157

Income before taxes	159,255	146,911	463,301	393,307
Income taxes	53,190	52,698	155,659	152,465
Income taxes related to inventory step-up	--	(2,571)	--	(7,574)
Net income	106,065	96,784	307,642	248,416

Earnings per share:
Basic	.43	.38	1.24	.98
Diluted	.43	.38	1.23	.97

Basic shares outstanding	246,859	252,182	248,270	253,000
Diluted shares outstanding	247,772	253,993	249,202	255,029

U.S. sales	$332,678	$313,204	$ 975,605	$ 918,514
Foreign sales	173,576	168,819	510,242	458,343

Reconstructive sales	$346,610	$326,220	$1,006,764	$ 910,087
Fixation sales	62,338	62,090	187,192	185,131
Spinal product sales	53,914	52,615	164,267	158,756
Other product sales	43,392	41,098	127,624	122,883

Consolidated Balance Sheets	February 28, 2006	May 31, 2005
Assets
Cash and investments	$ 169,836	$ 177,074
Accounts and notes receivable, net	498,761	479,745
Inventories	523,323	469,791
Other current assets	117,402	108,712
Fixed assets, net	340,872	322,887
Goodwill	432,966	435,621
Other assets	94,807	102,747
Total assets	$2,177,967	$2,096,577

Liabilities and Shareholders' Equity
Current liabilities	$ 506,202	$ 501,391
Other liabilities	29,195	31,255
Shareholders' equity	1,642,570	1,563,931
Total liabilities and shareholders' equity	$2,177,967	$2,096,577

Management uses non-GAAP financial measures, such as net sales, excluding the impact of foreign currency, operating income as adjusted, net income as adjusted, and diluted earning per share as adjusted.   The term "as adjusted", a non-GAAP financial measure, refers to financial performance measures that exclude the following charges: (a) the impact of inventory step-up related to the acquisition of the interest of Merck KGaA in the Biomet Merck joint venture and Interpore International, Inc.; (b) in-process research and development written off as of the closing date related to the acquisition of the interest of Merck KGaA in the Biomet Merck joint venture and Interpore International, Inc.; and (c) tax effect of item (a) above.  Inventory stepped-up to its current fair market value in an acquisition and subsequently sold, results in a higher cost of goods sold during the periods in which the stepped-up inventory is sold, thus overstating cost of goods sold and understating gross margins versus historical and future periods in which the inventory sold represents the actual cost of products manufactured.  In-process research and development written off as of the closing date of an acquisition is a one-time event that is not indicative of future results.  The Company's management believes that the presentation of these measures provides useful information to investors.  These measures may assist investors in evaluating the Company's operations, period over period.  Management uses these measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to team member performance compensation targets.  Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

BIOMET, INC.
Reconciliation of non-GAAP financial information to GAAP financial information
RESULTS FOR THE QUARTERS ENDED FEBRUARY 28, 2005 (last year)
(in thousands, except per share data)

	Three Months		Nine Months
	Amount	Percent of Sales

			Amount	Percent of Sales

Operating income, as reported	$144,270	29.9%	$391,150	28.4%
Inventory step-up (a)	7,402	1.5	21,806	1.6
In-process research and development (b)	--	--	26,020	1.9
Operating income, as adjusted	$151,672	31.4%	$438,976	31.9%

Net income, as reported	$ 96,784	20.1%	$248,416	18.0%
Inventory step-up (a)	7,402	1.5	21,806	1.6
In-process research and development (b)	--	--	26,020	1.9
Tax effect of inventory step-up (c)	(2,571)	(0.5)	(7,574)	(0.5)
Net income, as adjusted	$101,615	21.1%	$288,668	21.0%

	Three Months		Nine Months
	Basic	Diluted	Basic	Diluted
Earnings per share, as reported	$0.38	$0.38	$0.98	$0.97
Inventory step-up (a)	0.03	0.03	0.09	0.09
In-process research and development (b)	--	--	0.10	0.10
Tax effect of inventory step-up (c)	(0.01)	(0.01)	(0.03)	(0.03)
Earnings per share, as adjusted	$0.40	$0.40	$1.14	$1.13

Current year sales growth as reported and in local currencies is as follows:

	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies
	Three Months			Nine Months
U.S. sales	6%	0%	6%	6%	0%	6%
Foreign sales	3	8	11	11	2	13
Total sales	5	3	8	8	1	9

Reconstructive sales	6%	4%	10%	11%	0%	11%
Fixation sales	0	2	2	1	0	1
Spinal product sales	2	1	3	3	0	3
Other product sales	6	2	8	4	0	4

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